Exhibit 99.1

Xencor Reports Thirds Quarter 2021 Financial Results and Announces Encouraging Preliminary Data from Ongoing Phase 1 Study of Potency-reduced IL15-Fc Cytokine, XmAb306

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--Nov. 8, 2021-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the third quarter ended September 30, 2021 and provided a review of recent business and portfolio highlights, including initial data from the Phase 1 study of XmAb306, an IL15-Fc cytokine, in patients with advanced solid tumors.

“This year we have significantly advanced our portfolio of clinical-stage XmAb® drug candidates, establishing Phase 2 development plans for vudalimab, plamotamab and tidutamab. In the coming weeks, we will present new clinical data from the Phase 1 studies of vudalimab at SITC and plamotamab at ASH,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Looking ahead to next year, we are on track to initiate first-in-human studies for additional XmAb drug candidates, such as XmAb819, our first 2+1 bispecific antibody, which targets the underexplored kidney tumor target ENPP3, and XmAb808, our first tumor-selective, co-stimulatory CD28 bispecific antibody, which targets the broadly expressed tumor antigen B7-H3.”

“Today we have announced encouraging initial dose-escalation data from our first clinical-stage cytokine, XmAb306, which is co-developed in collaboration with Genentech, a member of the Roche Group. Exceptional NK cell expansion of 40- to 100-fold increases compared to baseline, with good tolerability to date, has been observed. As we continue to escalate, we are now observing signs of effector T cell proliferation in the periphery. XmAb306's safety profile, biological activity and preliminary signs of anti-tumor activity at this early stage provide initial validation for our reduced-potency approach to engineering XmAb cytokine therapeutics, and we are considering new trials to study combinations with a range of NK and T-cell recruiting therapies.”

Portfolio Highlights and Upcoming Data Presentations

●	Plamotamab (CD20 x CD3): Xencor entered a collaboration with Janssen to advance plamotamab and XmAb CD28 bispecific antibody combinations for the treatment of patients with B-cell malignancies, which expands the Company’s strategy to develop multiple highly active, chemotherapy-free regimens to treat patients with B-cell cancers. Janssen received worldwide exclusive development and commercial rights to plamotamab, and the Company will collaborate with Janssen on further clinical development of plamotamab, with Xencor paying 20% of costs, including those for a subcutaneous formulation study anticipated to enter clinical trials in 2022. The Company will continue, at its own expense, the combination study of plamotamab, tafasitamab and lenalidomide.

The Company will present updated clinical results from the Phase 1 study of plamotamab in patients with non-Hodgkin lymphoma during the American Society of Hematology Annual Meeting in December 2021.

●	Vudalimab (PD-1 x CTLA-4): The Company will announce updated clinical results from expansion cohorts in the Phase 1 study in patients with prostate cancer, renal cell carcinoma and in cancers without approved checkpoint therapies during the Annual Meeting of the Society for Immunotherapy of Cancer (SITC) on November 12. A Phase 2 study in patients with metastatic castration-resistant prostate cancer, evaluating vudalimab as a monotherapy or in combination with other agents depending on the tumor’s molecular subtype, is now enrolling patients.

●	Tidutamab (SSTR2 x CD3): Updated clinical data from a Phase 1 study in patients with neuroendocrine tumors (NETs) were presented during the North American Neuroendocrine Tumor Society’s 2021 Multidisciplinary NET Medical Virtual Symposium (NANETS). A Phase 1b/2 clinical study in patients with Merkel cell carcinoma and small cell lung cancer, which are SSTR2-expressing tumor types known to be responsive to immunotherapy, is now enrolling patients.

●	Vibecotamab (CD123 x CD3): The Company was notified that Novartis is terminating its rights with respect to the vibecotamab program, which will be effective February 2022. The Company does not intend any further internal development of vibecotamab.

●	Preclinical Data Presentations: New data from four preclinical-stage programs, including Xencor’s IL-12-Fc cytokine program, PD-L1 x CD28 bispecific antibody program, TGFβR2 bispecific antibody platform, and bispecific NK cell engager platform, will also be presented at the SITC Annual Meeting.

XmAb306 Promotes High Levels of Sustained NK Cell Expansion in Ongoing Phase 1 Dose-Escalation Study

XmAb306 is a potency-reduced IL15/IL15Rα-Fc fusion protein that incorporates Xtend™ extended half-life technology, and Xencor is co-developing the program in collaboration with Genentech, a member of the Roche Group. An ongoing Phase 1 dose-escalation study of XmAb306 in patients with advanced solid tumors has enrolled six cohorts in a monotherapy arm and four cohorts in an atezolizumab combination arm, and further dose escalation in both study arms is continuing.

XmAb306 has been generally well tolerated as both a monotherapy and in combination with atezolizumab. No dose-limiting toxicities or treatment-related serious adverse events have been observed to date. Assessments of pharmacokinetics indicate that XmAb306 has a multi-day circulating half-life, which is consistent with its reduced-potency design and data generated in preclinical studies. Unconfirmed responses, as evaluated by RECIST criteria, have been observed in multiple tumor types, including in a patient treated with XmAb306 monotherapy.

In recently dosed cohorts, the study has reached dose levels that promote T cell activity, and evidence of peripheral effector T cell proliferation has been observed. Consistent and robust dose-dependent natural killer (NK) cell expansion and NK cell accumulation upon repeat dosing has been observed for multiple NK cell subsets, including mature NK cells. Significant NK cell expansion and accumulation was observed beginning in lower dose cohorts, and at higher dosing cohorts NK cell expansion has reached 40- to 100-fold higher levels than baseline and has been sustained for weeks throughout dosing.

Additional studies of XmAb306 in combination with other agents are being planned. Under its agreement with Genentech, Xencor shares in 45 percent of worldwide development and commercialization costs for XmAb306 and will receive a share of net profits or net losses from product sales at the same percentage rate.

Xencor’s potency-reduced, engineered cytokines are designed to expand select immune cell populations, to have longer circulating half-life and to be tolerable, active and easy to administer. In addition to developing XmAb306, Xencor is conducting a Phase 1 study of XmAb564, a regulatory T cell-biased IL2-

Fc cytokine for autoimmune disease, in healthy volunteers. The Company plans to submit an IND application for XmAb662, an IL12-Fc cytokine in 2022.

Other Partnership Updates

●	MorphoSys AG: In August 2021, the European Commission granted conditional marketing authorization for Minjuvi® (tafasitamab) in combination with lenalidomide, followed by tafasitamab monotherapy, for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma who are not eligible for autologous stem cell transplantation. Tafasitamab was created and initially developed by Xencor and is co-marketed by Incyte and MorphoSys under the brand name Monjuvi in the U.S. and is marketed by Incyte under the brand name Minjuvi in the E.U. Monjuvi® and Minjuvi® are registered trademarks of MorphoSys AG.

●	Vir Biotechnology, Inc.: Vir and its partner GlaxoSmithKline (GSK) have made progress increasing global patient access to sotrovimab, an investigational SARS-CoV-2 monoclonal antibody for the treatment of mild-to-moderate COVID-19 in high-risk adults and pediatric patients. Sotrovimab has received emergency use authorization in the U.S., a positive scientific opinion from the Committee for Human Medicinal Products in the European Union, and emergency or temporary use authorizations in many other countries. Sotrovimab incorporates Xencor’s Xtend™ Fc technology for longer duration of action.

Third Quarter Ended September 30, 2021 Financial Results

Cash, cash equivalents, receivables and marketable debt securities totaled $537.9 million at September 30, 2021, compared to $610.2 million at December 31, 2020. The decrease reflects cash used to fund operating activities in the first nine months of 2021, offset by proceeds from royalties, milestone payments and the sale of an investment security. The September 30, 2021 balance excludes payments due to Xencor under the Janssen Collaboration which include a $100 million upfront payment and a $25 million payment for the sale of Xencor common stock which the Company expects to receive before year-end.

Total revenue for the third quarter ended September 30, 2021 was $19.7 million, compared to $35.4 million for the same period in 2020. Revenues in the third quarter were primarily related to revenue earned under the Company’s first Janssen collaboration and royalty revenue, compared to revenues from the same period in 2020, which was primarily a milestone payment from MorphoSys. Total revenue for the nine months ended September 30, 2021 was $121.1 million, compared to $80.8 million for the same period in 2020. Revenues for the nine-month period in 2021 were primarily earned from research collaborations with Janssen, Genentech and Novartis, milestone revenue from MorphoSys and Novartis, and royalty revenue, compared to the same period in 2020, which were primarily milestone revenue from MorphoSys and licensing revenue from Gilead, Aimmune and Omeros.

Research and development (R&D) expenses for the third quarter ended September 30, 2021 were $50.6 million, compared to $44.5 million for the same period in 2020. Total R&D expenses for the nine months ended September 30, 2021 were $141.5 million, compared to $121.9 million for the same period in 2020. Increased R&D expenses for the third quarter and first nine months of 2021 over amounts for the same periods in 2020 were primarily due to additional spending on IL-15 drug candidate programs and other early-stage programs. Additional spending on XmAb819 also contributed to increased R&D expenses during the third quarter of 2021.

General and administrative (G&A) expenses for the third quarter ended September 30, 2021 were $10.4 million, compared to $7.6 million for the same period in 2020. Total G&A expenses for the nine months ended September 30, 2021 were $27.5 million, compared to $22.1 million for the same period in 2020. Increased G&A expenses for the third quarter and first nine months of 2021 over amounts for the same periods in 2020 were primarily due to increased G&A staffing and spending on professional services and facility costs.

Total other income, net, for the third quarter ended September 30, 2021 was $1.1 million, compared to $4.2 million in the same period in 2020. Other income for the nine months ended September 30, 2021 was $57.5 million, compared to $7.5 million in the same period in 2020. Other income for the first nine months of 2021 includes realized gains on the sale of an investment equity security and an increase in unrealized gains on the Company’s marketable equity investments.

Non-cash, stock-based compensation expense for the nine months ended September 30, 2021 was $26.6 million, compared to $23.1 million for the same period in 2020.

Net loss for the third quarter ended September 30, 2021 was $40.2 million, or $(0.69) on a fully diluted per share basis, compared to net loss of $12.6 million, or $(0.22) on a fully diluted per share basis, for the same period in 2020. The increased net loss reported for the third quarter, compared to the same period of 2020, was primarily due to lower milestone revenue and higher operating expenses in 2021. For the nine months ended September 30, 2021, net income was $9.6 million, or $0.16 on a fully diluted per share basis, compared to net loss of $55.6 million, or $(0.97) on a fully diluted per share basis, for the same period in 2020. Net income reported for the first nine months of 2021, compared to the net loss reported for the same period in 2020, was primarily due to higher collaboration revenues and realized and unrealized gains from equity investment securities in 2021 compared to 2020.

The total shares outstanding were 58,454,811 as of September 30, 2021, compared to 57,374,937 as of September 30, 2020.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2025. Xencor expects to end 2021 with between $575 million and $625 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these third quarter 2021 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 5536153. A live webcast of the conference call will be available online from the Investors section of Xencor's website at www.xencor.com. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases. Currently, 22 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of proteins resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned additional clinical trials, the quotations from Xencor's president and chief executive officer and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2020 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	September 30,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$41,200	$163,544
Short-term marketable debt securities	199,423	434,156
Equity securities	47,578	5,303
Accounts receivable	20,545	11,443
Contract asset	—	12,500
Prepaid expenses and other current assets	20,883	10,726
Total current assets	329,629	637,672

Property and equipment, net	24,179	21,682
Intangible assets, net	16,675	15,977
Long-term marketable debt securities	276,743	1,030
Equity securities - noncurrent	16,583	16,071
Other assets	33,455	10,812
Total assets	$697,264	$703,244

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$31,239	$26,557
Current portion of deferred revenue	12,950	92,615
Current portion of lease liability	128	1,889
Total current liabilities	44,317	121,061

Lease liabilities, less current portion	34,087	9,739
Total liabilities	78,404	130,800

Stockholders’ equity	618,860	572,444

Total liabilities and stockholders’ equity	$697,264	$703,244

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenues	$19,683	$35,366	$121,096	$80,840

Operating expenses:
Research and development	50,610	44,452	141,519	121,853
General and administrative	10,373	7,636	27,462	22,086
Total operating expenses	60,983	52,088	168,981	143,939

Income (loss) from operations	(41,300)	(16,722)	(47,885)	(63,099)

Other income, net	1,109	4,172	57,455	7,457

Net income (loss)	(40,191)	(12,550)	9,570	(55,642)

Other comprehensive income (loss)
Net unrealized loss on marketable securities	(59)	(916)	(149)	(594)
Comprehensive income (loss)	$(40,250)	$(13,466)	$9,421	(56,236)

Net income (loss) per share:
Basic net income (loss) per share	$(0.69)	$(0.22)	$0.16	$(0.97)
Diluted net income (loss) per share	$(0.69)	$(0.22)	$0.16	$(0.97)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	58,350,647	57,266,112	58,199,928	57,091,452
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	58,350,647	57,266,112	60,346,480	57,091,452